Exhibit 23.3

CONSENT OF OVUM LIMITED

March 1, 2014

Applied Optoelectronics, Inc.

13115 Jess Pirtle Blvd.

Sugar Land, TX 77478

Ladies and Gentlemen:

In relation to future filings to be made pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the Securities of 1933, as amended, we hereby consent to the inclusion of and reference to the name Ovum Limited, and the quotation and summarization of our reports, or information contained therein, prepared for Applied Optoelectronics, Inc., including the report dated March 14, 2013 entitled “CATV Access Infrastructure and Optics Supplier Landscape.”

Sincerely,

Ovum Limited

/s/ Christian Morrison

By: Christian Morrison

Title: US Manager BD